UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Synergy Resources Corporation
(dba SRC Energy Inc.)

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PROXY STATEMENT
1675 Broadway, Suite 2600
Denver, CO 80202
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
to be held June 15, 2017
Dear Shareholder:

You are cordially invited to attend the 2017 annual meeting of shareholders of SRC Energy Inc. (whose legal name is Synergy Resources Corporation) (the “Company”), which will be held on June 15, 2017, at 10:00 a.m., Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, for the following purposes:

1.	To elect the nominees named in the accompanying proxy statement as members of the Company’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2017;

3.	To approve an amendment of the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from Synergy Resources Corporation to SRC Energy Inc.; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
All shareholders are invited to attend the meeting. Shareholders of record at the close of business on April 10, 2017, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy, voter instruction card, or meeting notice for admission.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on June 15, 2017. The proxy materials for the annual meeting are available electronically at http://materials.proxyvote.com/78470V.
The Board of Directors recommends shareholders vote for each proposal. Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of the Company.
By Order of the Board of Directors

Very truly yours,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer
April 21, 2017

PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Synergy Resources Corporation, a Colorado corporation, doing business as SRC Energy Inc. (“we,” “us” or the “Company”), in connection with its solicitation of proxies for the Company’s Annual Meeting of Shareholders to be held on June 15, 2017, at 10:00 a.m., Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our shareholders on or about April 21, 2017. The proxy materials are also available at http://materials.proxyvote.com/78470V.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of the director nominees named herein (Proposal No. 1), “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2) and “FOR” the approval of an amendment of the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from Synergy Resources Corporation to SRC Energy Inc. (Proposal No. 3).

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to the Company’s corporate secretary either an instrument of revocation or an executed proxy bearing a later date.

On February 25, 2016, the Board approved a change of our fiscal year from August 31 to December 31, commencing with the twelve-month period beginning on January 1, 2016. Certain disclosures in this Proxy Statement cover the four-month transition period from September 1, 2015 to December 31, 2015 (the “Transition Period”).

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND PROCEDURAL MATTERS
Why am I receiving these proxy materials?

The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held June 15, 2017 at 10:00 a.m., Mountain Daylight Time, for the purposes of considering and acting upon the matters set forth in this Proxy Statement.

What is the purpose of the meeting?

The purpose of the meeting is to vote on the following matters:

1.	To elect the nominees named herein as members of the Company’s Board;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2017;

3.	To approve an amendment of the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from Synergy Resources Corporation to SRC Energy Inc.; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Am I entitled to vote at the meeting?

Shareholders of record on April 10, 2017, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on April 10, 2017, there were 200,827,458 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Where is the Annual Meeting being held?

The Annual Meeting will be held at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202.

What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?

Most shareholders are considered “beneficial owners” of their shares (sometimes also referred to as shares held in “street name”), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone or via the Internet, or to vote in person at the meeting. For additional information, please see “What are the different methods that I can use to vote my shares of common stock?” below.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials are being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

What is a “broker non-vote”?

If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered “routine” matters under applicable rules. A nominee’s inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” For a description of the effect of broker non-votes on each proposal to be made at the Annual Meeting, see “What vote is required to approve each proposal?” below. Proposal No. 2, relating to the ratification of our independent registered audit firm, and Proposal No. 3, relating to an amendment of our Amended and Restated Articles of Incorporation, are considered routine for the purposes of this rule.

What are the different methods that I can use to vote my shares of common stock?

Shareholder of Record: If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

•
By Telephone or Via the Internet: Shareholders of record can vote their shares by telephone at (800) 690-6903 or via the Internet at www.proxyvote.com by following the instructions provided in the enclosed proxy card. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

•	By Written Proxy: Shareholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card.

•
In Person: All shareholders of record may vote in person at the Annual Meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner: If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their nominee in order to direct such broker, bank or other nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the Annual Meeting in order to vote in person.

What are my voting rights as a shareholder?

Shareholders are entitled to one vote for each share of our common stock that they own as of the record date.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Shareholders of record who vote via the Internet or by telephone may change their votes by re-voting by those means. If you are a beneficial owner, you must follow instructions provided by your broker, bank or other nominee. A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Shareholders representing one-third of the outstanding shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on April 10, 2017, the record date for the meeting, there were 200,827,458 shares of our common stock outstanding.

What are the Board’s recommendations?

Our Board recommends a vote “FOR” each proposal set forth in this Proxy Statement.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal No. 1, relating to the election of directors. Members of the Board are elected by a plurality of votes cast. This means that the five nominees who receive the largest number of “FOR” votes cast will be elected. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, any incumbent director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes with respect to his or her election at the Annual Meeting shall tender his or her resignation promptly after the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the stated reasons, if any, why stockholders withheld their votes, possible alternatives for curing such underlying cause of withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NYSE MKT listing standards and Securities and Exchange Commission (“SEC”) regulations. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC. There is no cumulative voting for directors.

You may vote “FOR” or “AGAINST” Proposal No. 2, relating to the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2017. Proposal No. 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

You may vote “FOR” or “AGAINST” Proposal No. 3, relating to the approval of an amendment of the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from Synergy Resources Corporation to SRC Energy Inc. Proposal No. 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the outcome of the vote on any of the proposals.

Do I have appraisal rights in connection with either proposal?

No action is proposed at the Annual Meeting for which the laws of the State of Colorado or other applicable law provides a right of our shareholders to dissent and obtain appraisal of or payment for such shareholders’ common stock.

Who can help answer my questions?

If you need assistance in voting by telephone or over the Internet or completing your proxy card, or have questions regarding the Annual Meeting, please contact:

Corporate Secretary
SRC Energy Inc.
1675 Broadway, Suite 2600
Denver, Colorado 80202
(720) 616-4300
corpsecretary@SRCenergy.com

2016 PERFORMANCE SUMMARY

2016 Performance Overview

During the last eighteen months, a new senior management team directed a series of restructuring, expansion, and modernization initiatives designed to improve efficiencies and strengthen the competitiveness of our operating business. These initiatives took on increased importance following the 2014 collapse of the global energy industry. In particular, we accomplished the following:

•	Made significant changes to management, personnel and compensation practices, including:

o	Reconfigured our management team, with 100% replacement of the Company’s senior executive team;

o	Hired technical and operational teams, bringing skills in-house that were previously outsourced;

o	Addressed staffing and performance issues throughout the Company through hiring of a higher level of technical expertise in many functional areas; and

o	Adopted new executive and staff compensation programs to better align with a pay for performance philosophy and industry best practices.

•	Addressed our Board’s compensation and independence, including:

o	Increased the number of independent Board members;

o	Reconstituted the Board so there are no material related party transactions;

o	Restructured Board compensation to better align with shareholders’ interests using reduced cash compensation and increased stock awards; and

o	Adopted a majority voting policy for directors.

•	Positioned the Company for growth and success in 2016, including:

o	Evaluated and pursued multiple growth opportunities, culminating in the acquisition of Greeley Crescent acreage from Noble Energy (the “GC Acquisition”);

o	Executed capital markets transactions which raised $543.4 million in equity and $80 million in long-term debt, primarily to finance the GC Acquisition;

o	Increased drilling activity from one rig to two rigs during 2016;

o	Relocated headquarters to Denver, Colorado, where there is a larger pool of industry professionals to draw from; and

o	Established a Greeley field office.

•	Executed financial and administrative restructuring in order to best position the Company going forward, including:

o	Changed fiscal year end from August 31 to December 31;

o	Reviewed the complete financial reporting environment and enhanced the documentation and testing of the Company’s controls as needed; and

o	Engaged more experienced service providers when necessary, with deeper technical expertise, to better position the Company for growth and its changing needs.

•	Established a pay for performance culture and aligned executive compensation with Company performance, including:

o	Provided that more than two-thirds of total direct compensation paid to the Company’s named executive officers is performance-based;

o	Adopted performance goals to link executive compensation to performance; and

o	Structured long-term compensation to align with shareholder value creation by subjecting significant portions of the long-term equity incentive awards to performance-based vesting.

•
These significant accomplishments were reflected in our operational and financial performance in 2016. For further details, see the “Executive Summary—Operational and Financial Highlights” section of the Compensation Discussion and Analysis below.

Total Shareholder Return

In 2016, the new management team’s efforts began to take effect, contributing to a total shareholder return (“TSR”) of approximately 59% from the time of the GC Acquisition and related equity offering (i.e., May 9, 2016) through year-end, ranking fourth among our 2016 compensation peer group for this period. In addition, TSR was 4.6% for 2016 and 25.6% over the past five calendar years, placing the Company first among the 2016 compensation peer group for five-year TSR during the period.

The chart below displays our annualized five-year TSR (25.6%) as compared to the annualized five year TSR of our 2016 compensation peer group and to the S&P MidCap 400 Energy Index, respectively. In addition, included below is our TSR comparison for the period from May 9, 2016 to December 31, 2016 (59.1%), reflecting performance since the GC Acquisition. These charts display the Company’s significant TSR performance in a period where much of the industry has seen a loss in shareholder value due to the impacts of external market factors. The TSR charts below reflect trading prices through December 31, 2016.

Please note that Magnum Hunter Resources Corp., Eclipse Resources Corporation, Parsley Energy, Inc., Rice Energy Inc., Diamondback Energy, Inc., Matador Resources Company, and RSP Permian, Inc. were not included in the five-year TSR chart as trading history was not sufficient to calculate this metric. In addition, Magnum Hunter Resources Corp. was not included in the TSR for purposes of the May 9, 2016 comparison due to insufficient trading history.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
As of the date of this Proxy Statement and as permitted by the Company’s bylaws, the Board consists of five directors. The Nominating Committee and the Board have nominated each current director, i.e., Messrs. Peterson, McElhaney, Aydin, Kelly and Korus, for re-election. Each candidate elected will serve a one-year term, subject to such person’s earlier resignation or removal.

The appointed proxies will vote your shares in accordance with your instructions and for the election of the director nominees unless you withhold your authority to vote for one or more of them. The Board does not contemplate that any of the director nominees will become unavailable for any reason; however, if any director is unable to stand for election, the Board may reduce its size or select a substitute. Your proxy cannot otherwise be voted for a person who is not named in this Proxy Statement as a candidate for director or for a greater number of persons than the number of director nominees named. There is no cumulative voting for directors.

Executive Officers and Directors

Our executive officers as of the date of the Proxy Statement and director candidates are listed below. Our directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting or until their successors are elected and qualified.  Our executive officers are appointed by the Board and serve at its discretion.

Name	Age	Position
Lynn A. Peterson	64	Chief Executive Officer, President and Chairman
James P. Henderson	51	Executive Vice President Finance and Chief Financial Officer
Cathleen M. Osborn	64	Vice President and General Counsel
Michael J. Eberhard	59	Chief Operating Officer – Operations
Nicholas A. Spence	58	Chief Operating Officer – Development
Raymond E. McElhaney	60	Director
Jack N. Aydin	76	Director
Daniel E. Kelly	58	Director
Paul J. Korus	60	Director

Lynn A. Peterson – Mr. Peterson joined the Company in May 2015 and currently serves as the Chairman of the Board, Chief Executive Officer and President. He was a co-founder of Kodiak Oil & Gas Corporation (“Kodiak”), and served Kodiak as a director (2001-2014) and as its President, Chief Executive Officer (2002-2014) and Chairman of the Board (2011-2014), until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Peterson served as a director of Whiting Petroleum Corporation from December 2014 to June 2015. Mr. Peterson has over 35 years of industry experience. He graduated from the University of Northern Colorado with a Bachelor of Science in Accounting.

James P. Henderson – Mr. Henderson joined the Company in August 2015 and currently serves as Executive Vice President and Chief Financial Officer. He was the Chief Financial Officer of Kodiak from 2007 to 2014 until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Henderson has over 25 years of industry experience and holds a Bachelor’s degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis University.

Cathleen M. Osborn – Ms. Osborn joined the Company in August, 2015. Her background includes over 30 years of corporate and transactional work in the energy industry. Prior to joining the Company, Ms. Osborn served as Deputy General Counsel for Whiting Petroleum Corporation from December 2014 through August 2015, and as General Counsel for Kodiak from 2011 through December 2014. Ms. Osborn received her Juris Doctor degree from the University of Denver School of Law.

Michael J. Eberhard – Mr. Eberhard joined the Company in August, 2015. Mr. Eberhard has over 35 years of industry experience focused on field development optimization. Before joining the Company, he served as Completions Manager for Anadarko Petroleum’s DJ Basin program, a position he held from July 2011 to July 2015. From 1981 to 2011 he worked for Halliburton Energy Services in various sales and technical roles, including as Regional Technical Manager from May 2004 to July 2011. Mr. Eberhard graduated from Montana State University. He served on the Society of Petroleum Engineers Board of Directors from 2012 to 2015. He has authored or co-authored several Society of Petroleum Engineers papers and industry articles. He also holds a U.S. Patent for 3D seismic data conversion.

Nicholas A. Spence – Mr. Spence joined the Company in October 2015. He worked for Anadarko Petroleum from January 2011 until September 2015 in a variety of roles focused on operations in the Rocky Mountain region including Completions Manager (May 2015 to September 2015), Drilling Engineering Manager (from January 2011 to November 2013 and from May 2014 to May 2015), and Engineering Manager (December 2013 to May 2014). Mr. Spence began his career with Union Pacific Resources in 1989. Mr. Spence holds a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Raymond E. McElhaney – Mr. McElhaney has served as a director since May 2005.  Since January 2013, he has been the President of Longhorn Investments, LLC, a private financial company. From 1990 until December 2012, he was the President of MCM Capital Management Inc., a privately held financial management company.  Mr. McElhaney was formerly an officer and director of Wyoming Oil and Minerals and a director of United States Exploration, Inc., both publicly traded companies. In addition, Mr. McElhaney was previously a managing partner of Waco Pipeline, a natural gas gathering system. Mr. McElhaney received his Bachelor of Science Degree in Business Administration from the University of Northern Colorado in 1978.

Jack N. Aydin – Mr. Aydin has been one of our directors since July 2014.  Mr. Aydin was employed as an analyst by KeyBanc Capital Markets from 1973 through July 1, 2014, most recently serving as Senior Managing Director since 2000.  With KeyBanc, Mr. Aydin concentrated his analyst coverage on integrated oil companies and the exploration and production sector and, for the latter part of his tenure, focused in particular on small to mid-cap exploration and production companies.  Mr. Aydin has been a member of the board of directors of Rex Energy Corporation since 2015. Mr. Aydin is a member of the National Association of Petroleum Investment Analysts, and a past member of the Oil Analysts Group of New York and the New York Society of Security Analysts.  Mr. Aydin holds an M.B.A. degree in finance and economics, as well as a Bachelor of Science degree in Business Administration, from Fairleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim College in Mosul, Iraq.

Daniel E. Kelly – Mr. Kelly has been one of our directors since February 2016. Mr. Kelly is currently President and director of Santa Rita Resources LLC. Mr. Kelly retired from Noble Energy, Inc. in March 2015, where he served as Vice President of Regional Strategy and Planning from June 2014 to March 2015. In that role, he focused on governmental and industry relations and community engagement in the DJ Basin, and served on Governor Hickenlooper’s task force on oil and gas development issues. He served as Noble’s Vice President of Operations for the DJ Basin from June 2008 to May 2014, and as a Business Unit Manager in the DJ Basin for Noble from January 2006 to May 2008. Prior to that, he served in various engineering, operational and management roles for Noble and other oil and gas companies beginning in 1982. He holds a B.S. in Petroleum Engineering from the Colorado School of Mines.

Paul J. Korus – Mr. Korus has been one of our directors since June 2016. Mr. Korus was the Senior Vice President and Chief Financial Officer of Cimarex Energy Co. from September 2002 until his retirement in 2015, and held the same positions with its predecessor, Key Production Company, from 1999 through 2002. He was a senior investment research analyst with Petrie Parkman & Co. from 1995 through 1999, and was with Apache Corporation for thirteen years prior to that. Mr. Korus graduated from the University of North Dakota with a Bachelor of Science in Economics, and also earned a Master of Science in Accounting there.

We believe Messrs. Peterson, McElhaney, Kelly and Korus are qualified to act as directors due to their experience in the oil and gas industry.  We believe Messrs. Korus and Aydin are qualified to act as directors as result of their experience in financial matters.

CORPORATE GOVERNANCE
Board Leadership Structure and Risk Management

Our business is managed under the direction of the Board, with Mr. Peterson acting as Chairman.  None of our independent directors has been formally designated as the lead independent director, and we do not have a policy regarding separation of the CEO and Chairman positions.  We believe this structure is appropriate at this time in light of the size of the Board and the Company.

In performing its duties, the Board oversees the Company’s identification and management of its critical business risks. Risks are considered on a continuous basis, including in connection with acquisition and hedging activities.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held 14 meetings in the year ended December 31, 2016 and acted three times by written consent. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) that he was requested to attend, either in person or via telephone conference. Directors are not required to attend the annual shareholders’ meeting; however, all directors are expected to attend the June 15, 2017 meeting. All of the directors then in office attended the 2016 annual meeting held on June 22, 2016.

Board Committees

The current composition and the primary responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), currently consists of Messrs. Korus, McElhaney and Aydin, with Mr. Korus acting as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that Mr. Korus qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE MKT and SEC rules. During the year ended December 31, 2016, the Audit Committee held nine meetings and acted once by written consent.

The Compensation Committee currently consists of Messrs. Aydin, McElhaney and Kelly, with Mr. Aydin acting as Chairman. The Compensation Committee’s primary function is to evaluate and approve the Company’s compensation plans and programs for officers, including our Chief Executive Officer. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that each member of the committee is independent under applicable NYSE MKT rules. During the year ended December 31, 2016, the Compensation Committee held six meetings and acted once by written consent.

The Nominating Committee currently consists of Messrs. McElhaney, Aydin and Kelly, with Mr. McElhaney acting as Chairman. The Nominating Committee’s primary functions are to identify, evaluate and recommend to the Board qualified candidates for election or appointment to the Board. The Board has adopted a written charter for the Nominating Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that each member of the committee is independent under applicable NYSE MKT rules. During the year ended December 31, 2016, the Nominating Committee held four meetings.

The Company does not have a formal policy regarding the consideration of director candidates recommended by shareholders; however, the Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates proposed by other persons.  The Board believes that its process for assessing director candidates is appropriate at this time. Under Colorado law, any shareholder can nominate an individual as a director candidate at the annual shareholders’ meeting.  To submit a candidate for the Board, a shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer at 1675 Broadway, Suite 2600, Denver, Colorado 80202.

The Board has not established any specific qualifications or skills a nominee must meet to serve as a director. Qualifications for consideration as a nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and relevant skills. The Nominating Committee does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee interlocks with any other company during the year ended December 31, 2016.

Director Independence

The Board has determined that each of Messrs. McElhaney, Aydin, Kelly and Korus is independent under NYSE MKT rules.

Security Holder Communications Policy

Holders of the Company’s common stock can send written communications to the Company’s entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices at 1675 Broadway, Suite 2600, Denver, Colorado 80202.  Communications addressed to the Board as a whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.  Security holder communications not sent to either the Board as a whole or to specified Board members may not be relayed to Board members.

Code of Ethics

In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues and charters of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board. Each of these documents can be viewed on our website at www.srcenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” We will disclose on our website any amendment or waiver of the Code of Ethics in the manner required by SEC and NYSE MKT rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to SRC Energy Inc., Attn: Secretary, 1675 Broadway, Suite 2600, Denver, Colorado 80202.

Director Compensation

Non-Employee directors’ compensation is reviewed annually by the Compensation Committee and is approved by the Board. We compensate directors with a combination of cash and stock-based incentive compensation, to attract and retain qualified candidates to serve on our Board. No compensation is paid to our CEO for his service on the Board.

On December 14, 2015, the Company’s directors approved the following compensation arrangements for the Company’s non-employee directors:

•
Commencing January 1, 2016, each non-employee director was paid an annual retainer of $60,000, payable in quarterly installments in either cash or shares of the Company’s common stock, at the election of the director.

•
The Chairman of the Audit Committee will receive an additional $17,000 per year, payable in quarterly installments. Members of the Audit Committee will receive an additional $10,000 per year, payable in quarterly installments.

•
The Chairman of the Compensation Committee will receive an additional $15,000 per year, payable in quarterly installments. Members of the Compensation Committee will receive an additional $5,000 per year, payable in quarterly installments.

•
The Chairman of the Nominating Committee will receive an additional $10,000 per year, payable in quarterly installments. Members of the Nominating Committee will receive an additional $5,000 per year, payable in quarterly installments.

•
Each non-employee director will receive an annual stock award equal to $150,000. The number of shares are determined based on the volume-weighted average closing price of the Company’s common stock for the ten trading days prior to January 1 of the applicable year of the grant. The shares issued vest in four equal quarterly installments, with the first tranche vesting upon the grant date.

The following table shows the compensation paid during the 2016 fiscal year to our directors. Non-employee directors have the option to receive their fees in either cash or stock:

Name	Stock Awards($)(1)	Annual Retainer($)	Committee Retainers($)	Committee Chairman Retainer($)	Total($)
Rick Wilber(2)	132,894	60,000	7,500	5,000	205,394
Raymond McElhaney	132,894	60,000	15,000	5,000	212,894
Jack Aydin	132,894	60,000	7,500	15,000	215,394
Daniel E. Kelly	86,154	55,000	5,000	--	146,154
Paul Korus	56,163	30,000	--	8,500	94,663
Total	540,999	265,000	35,000	33,500	874,499

(1) On January 4, 2016, the Company awarded 15,690 restricted stock units to Messrs. Wilber, McElhaney, and Aydin with a fair value, computed in accordance with ASC 718, of $132,894.  On February 1, 2016, the Company awarded 14,383 restricted stock units to Mr. Kelly with a fair value, computed in accordance with ASC 718, of $86,154.  On June 22, 2016, the Company awarded 7,844 restricted stock units to Mr. Korus with a fair value, computed in accordance with ASC 718, of $56,163.

(2) Mr. Wilber resigned from the Board effective March 31, 2017.

In 2016, the Board adopted Share Ownership Requirements for the Company’s non-employee directors. Required ownership for non-employee directors is three times annual board cash compensation. Qualified holdings for non-employee directors are the same types of holdings (stock owned directly and unvested time-based restricted stock units) as the qualified holdings for the Company’s executives. For purposes of the policy, the value of the shares held is measured on an annual basis. Non-employee directors have a five year phase-in period in which to meet the ownership requirements.

Certain Relationships and Related Person Transactions

The Board has established a practice pursuant to which it reviews, and approves and ratifies when deemed appropriate, transactions with related parties including directors and executive officers of the Company and entities in which such persons have a significant financial interest. Pursuant to this practice, any transaction between the Company and the related person(s) must be approved by a majority of the Company’s disinterested directors. In determining whether to approve or ratify a transaction, the disinterested directors will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company from an unrelated party and the impact of the transaction on the Company’s business and operations.

The Company does not currently have any material related party transactions.

Vote Required for Approval

The election of Messrs. Peterson, McElhaney, Aydin, Kelly and Korus to the Board will be approved if the number of votes cast “FOR” those candidates exceeds the number of votes cast for other candidates, if any. Abstentions and broker non-votes will have no effect on the outcome of the vote. Under our majority voting policy, any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes with respect to their election is required to tender his resignation promptly after the final vote. See the description of our majority voting policy in “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS” above.

Board Recommendation

The Board recommends that you vote “FOR” the election of Messrs. Peterson, McElhaney, Aydin, Kelly and Korus as directors of the Company.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending December 31, 2017 and the Company is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification. If the appointment is not ratified, the Audit Committee will reconsider its selection. In addition, the Audit Committee may elect to appoint a different independent registered public accounting firm for the year ending December 31, 2017 or any other period at any time if it determines that doing so would be in the best interests of the Company and its shareholders, regardless of the outcome of the vote on this proposal. A representative of Deloitte & Touche LLP is expected to be present at the shareholders’ meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

As described in the Company’s Current Report on Form 8-K filed on June 14, 2016, on June 13, 2016 the Audit Committee determined to change the Company’s independent accounting firm effective as of such date and notified EKS&H LLLP, the Company’s then-current independent accounting firm, of its dismissal. On June 13, 2016, the Audit Committee engaged Deloitte & Touche LLP to serve as the independent accounting firm for the Company, effective as of such date.
The reports of EKS&H LLLP on the Company’s financial statements for the fiscal years ended August 31, 2014 and 2015, and for the Transition Period ended December 31, 2015, did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended August 31, 2014 and 2015, the Transition Period ended December 31, 2015, and through June 14, 2016, the Company did not have any disagreements with EKS&H LLLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to EKS&H LLLP’s satisfaction, would have caused EKS&H LLLP to make reference thereto in its reports on the Company’s financial statements for the relevant periods. During the fiscal years ended August 31, 2014 and 2015, the Transition Period ended December 31, 2015 and through June 14, 2016, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, we provided EKS&H LLLP with a copy of the disclosures made in the Current Report on Form 8-K filed on June 14, 2016 prior to its filing with the SEC. We requested EKS&H LLLP to furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements made in the Form 8-K. Such letter was filed as Exhibit 16.1 to the Form 8‑K.

During the years ended August 31, 2014 and 2015, the four-month period ended December 31, 2015 and prior to the effective date of the engagement, the Company did not consult with Deloitte & Touche LLP regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, (b) the type of audit opinion that might be rendered on the Company’s financial statements by Deloitte & Touche LLP, in either case where a written report or oral advice provided by Deloitte & Touche LLP that Deloitte & Touche LLP determined would be an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues or (c) any other matter that was the subject of a disagreement between the Company and its former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

For the year ended December 31, 2016, the Transition Period ended December 31, 2015 and the year ended August 31, 2015, fees paid or accrued to EKS&H LLLP were:

	Year Ended December 31, 2016	Four Months Ended December 31, 2015	Year Ended August 31, 2015
Audit Fees	$129,650	$282,000	$385,000
Audit-Related Fees	25,000	49,500	71,000
Tax Fees	111,225	32,800	91,000
All Other Fees	23,000	0	0
Total Fees	$288,875	$364,300	$547,000

For the year ended December 31, 2016, fees paid or accrued to Deloitte & Touche LLP were:

Year Ended December 31, 2016
Audit Fees	$405,000
Audit-Related Fees	0
Tax Fees	0
All Other Fees	2,000
Total Fees	$407,000

Audit fees represent amounts billed for professional services rendered for the audit of our annual financial statements, our system of internal control over financial reporting, the reviews of the financial statements included in our Form 10-Q and Form 10-K reports, and the reviews of our registration statements on Form S-3 and Form S-8. Audit-related fees include amounts billed for the audits of the historical financial statements of companies acquired and due diligence activities performed on our behalf. Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning for the Company. All other fees represent amounts billed for provided access to workpapers in conjunction with the auditor change and technical accounting subscriptions.

Audit Committee Pre-Approval Policy

The Audit Committee has policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated in certain circumstances. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to its pre-approval policies as in effect as of the relevant time.

Report of the Audit Committee

Management is responsible for the Company’s internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting

Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016 (the “Audited Financial Statements”) with the Company’s management and Deloitte & Touche LLP. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements of Auditing Standards AU § 380) as adopted by the PCAOB in Rule 3200T, as amended. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 and has discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee has discussed with management and Deloitte & Touche LLP such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended that the Board include the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE MEMBERS:

Paul J. Korus
Raymond E. McElhaney
Jack Aydin

Vote Required for Approval

The ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the year ending December 31, 2017 will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the year ended December 31, 2017.

PROPOSAL NO. 3— APPROVAL OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
The Company proposes to amend the Company's Amended and Restated Articles of Incorporation to change the name of the Company from Synergy Resources Corporation to SRC Energy Inc.

Rationale for Proposed Change

The Board of Directors considers the proposed change of the Company's name to be in the best interests of the Company and its stockholders. We are proposing the name SRC Energy Inc. because it projects a more distinct image of the Company’s primary line of business and creates a specific identity that is not a generic term shared across sectors and products.
Changing the corporate name in the manner proposed will not change the Company’s corporate structure. If the proposal is approved and the name change becomes effective, the Company’s common stock will continue to be quoted on the NYSE MKT under the ticker symbol “SRCI”.
If the name change becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender any stock certificates they currently hold as a result of the name change.
Approval and Effectiveness

The Company proposes to effect the amendment to the Amended and Restated Articles of Incorporation through the adoption of a Second Amended and Restated Articles of Incorporation. If approved, the Second Amended and Restated Articles of Incorporation will become effective upon filing with the Secretary of State of the State of Colorado. The proposed form of the Second Amended and Restated Articles of Incorporation is attached as Appendix A and is incorporated by reference in this Proxy Statement, which form is, however, subject to change as may be necessary or required by the Colorado Secretary of State.

The Board has unanimously approved the Second Amended and Restated Articles of Incorporation. The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the adoption of the Second Amended and Restated Articles of Incorporation if, at any time prior to its filing with the Secretary of State of Colorado, the Board, in its sole discretion, determines that the changes reflected therein are no longer in the best interests of the Company and its stockholders.

Vote Required for Approval

The approval of the amendment to our Amended and Restated Articles of Incorporation will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to approve the amendment of the Company’s Amended and Restated Articles of Incorporation to change the name of the Company from Synergy Resources Corporation to SRC Energy Inc.

EXECUTIVE COMPENSATION
Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its review and discussions, recommends its inclusion in this Proxy Statement.

Jack Aydin
Daniel E. Kelly
Raymond E. McElhaney

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines the Company’s executive compensation program for its named executive officers (“NEOs”) for 2016. This CD&A includes information on our compensation philosophy, how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the NEO’s compensation program.

Our NEOs for 2016 were:

•	Lynn A. Peterson, President, and (effective January 1, 2016) Chairman and Chief Executive Officer;

•	James P. Henderson, Executive Vice President Finance and Chief Financial Officer;

•	Cathleen M. Osborn, Vice President and General Counsel;

•	Michael J. Eberhard, Chief Operating Officer – Operations (effective June 22, 2016);

•    Nicholas A. Spence, Chief Operating Officer – Development (effective June 22, 2016); and

•
Craig D. Rasmuson, Chief Operating Officer during 2016 through June 22, 2016 when he was appointed Executive Vice President of Business Development and was no longer considered an executive officer at such time.

Executive Summary

Overview

The Compensation Committee has overall responsibility for the compensation program for our NEOs. The Compensation Committee reviews, adopts, and oversees our compensation strategy, policies, plans, and programs.

In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm. The Compensation Committee may also consider recommendations from our Chief Executive Officer (other than for himself). Our Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation are first approved by our Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to our Board for final approval.

We choose to pay the various elements of compensation discussed in this CD&A in order to attract, retain, and motivate our high performing and well respected executive talent, reward annual performance, and to provide incentives for the achievement of intermediate and long-term strategic goals.

In 2016, the Compensation Committee retained the services of Compensation & Benefit Solutions, LLC (“CBS” or the “Compensation Consultant”) to assist in the design of a compensation program for 2016 and future years that is more directly linked to shareholder return. As a result of the analysis, the Company adopted an executive pay program that is detailed further below.

Operational and Financial Highlights

The following are operational and financial highlights for the year ended December 31, 2016:

•
For the year ended December 31, 2016, net average oil and natural gas production increased 22% to 11,670 thousand barrels of oil equivalent (“MBOE”) per day, as compared to 9,548 MBOE per day in December 31, 2015;

•
December 31, 2016 estimated proved reserves increased 41% to 38.0 million barrels of oil and 331.9 billion cubic feet of gas, or a combined total 93.4 million barrels of oil equivalent (“BOE”), compared to 66.2 million BOE as of December 31, 2015; the standardized measure and PV-10 values of the reserves is $434.2 million and $476.3 million, respectively, as of December 31, 2016, compared to $391 million and $438.1 million, respectively, at December 31, 2015; the commodity prices used to evaluate the reserves as of December 31, 2016 decreased 13% per barrel of oil and 6% per one thousand cubic feet of natural gas volume (Mcf) from the prices used at December 31, 2015;

•
Revenues increased 1% to $107.1 million for the year ended December 31, 2016, compared to $106.1 million for the year ended December 31, 2015, reflecting a 23% increase in sales volumes offset by 18% lower commodity prices;

•
For the year ended December 31, 2016, we reported net loss of $219.2 million compared to net loss of $131.7 million during the year ended December 31, 2015. In both years, the net losses include the effect of the lower commodity price environment that resulted in full cost ceiling impairments of $215.2 million in 2016 and $141.2 million in 2015.  Adjusted EBITDA for the year ended December 31, 2016 was down 25% compared to the year ended December 31, 2015, also reflecting the lower commodity price environment in 2016. Adjusted EBITDA is a non-GAAP financial measure, as described on page 56 of our Annual Report on Form 10-K for the year ended December 31, 2016. Please refer to the Form 10-K for the adjusted EBITDA-to-net income reconciliations;

•
As of December 31, 2016, the Company’s cash and equivalents totaled $18.6 million, and it had $159.5 million available for borrowing under its credit facility, as compared to $66.5 million and $85.0 million, respectively, at December 31, 2015;

•	Evaluated and pursued multiple growth opportunities, culminating in the GC Acquisition;

•	Executed capital markets transactions, which raised $543.4 million in equity and $80.0 million in long-term debt, primarily to finance the GC Acquisition;

•	Increased drilling activity with 66 wells spud during 2016, compared to 29 wells spud during 2015;

•	Relocated headquarters to Denver, Colorado to attract a higher level of professional staff; and

•	Established a Greeley field office.

•	Executed financial and administrative restructuring in order to best position the Company going forward, including:

o	Changed fiscal year end from August 31 to December 31;

o	Reviewed the complete financial reporting environment and enhanced the documentation and testing of the Company’s controls as needed; and

o	Engaged more experienced service providers when necessary, with deeper technical expertise, to better position the Company for growth and its changing needs.

•
TSR, a measure of long-term shareholder performance, was 4.6% for 2016, -1.3% over the past three calendar years, and 25.6% over the past five calendar years, placing the Company sixth among our 2016 compensation peer group for three-year TSR and first among the 2016 compensation peer group for five-year TSR during the period; and

o	In addition, the TSR from the time of the GC Acquisition (i.e., May 9, 2016) through the end of 2016 was approximately 59%, ranking fourth among the 2016 compensation peer group for the same period.

•
Effective January 1, 2016, we appointed President Lynn A. Peterson as Chairman and Chief Executive Officer, and effective June 22, 2016, we appointed each of Michael J. Eberhard and Nicholas A. Spence as Chief Operating Officer – Operations and Chief Operating Officer – Development, respectively.

Link of Pay to Performance

The Company firmly believes in the “pay for performance” philosophy whereby compensation for our named executive officers and entire leadership team is aligned with the Company’s operating philosophy of emphasizing risk management and financial stability while striving to achieve long-term shareholder value. Because stock price performance is reflective of shareholder value, TSR is an important metric to the Board and management. The charts below display the Company’s three- and five-year TSR (-1.3% and 25.6%, respectively) as compared to the annualized five year TSR of our 2016 peer group and to the S&P MidCap 400 Energy Index, respectively. In addition, included is our TSR comparison for the period from May 9, 2016 to December 31, 2016 (59.1%), reflecting performance since the GC Acquisition. These charts display the Company’s significant TSR performance in a period where much of the industry has seen a loss in shareholder value due to the impacts of external market factors. The TSR charts below reflect trading prices through December 31, 2016.

Please note that Magnum Hunter Resources Corp., Eclipse Resources Corporation, Parsley Energy, Inc., Rice Energy Inc., and RSP Permian, Inc. were not included in the three-year TSR chart as trading history was not sufficient to calculate this metric. In addition to the companies listed above, Diamondback Energy Inc., and Matador Resources Company were not included in the five-year TSR chart as trading history was not sufficient to calculate this metric. Lastly, Magnum Hunter Resources Corp. was not included in the TSR for purposes of the May 9, 2016 comparison due to insufficient trading history.

Key Actions for 2016 Compensation

In order to strengthen the pay for performance linkage in the Company’s compensation packages, over the past two years the Compensation Committee worked to ensure that compensation for our named executive officers and entire leadership team is aligned with the Company’s operating philosophy of emphasizing risk management and financial stability while striving to achieve long-term shareholder value. These efforts have included:

•	Provided that more than two-thirds of total direct compensation is performance-based;

•	Adopted clearly defined performance goals that are sufficiently rigorous to ensure direct correlation between earned compensation and Company performance; and

•	Structured long-term compensation to align with shareholder value creation by placing 50%-70% of the long-term equity incentive awards at risk, i.e. subject to performance-based vesting.

Compensation Objectives

The Compensation Committee oversees the executive compensation program. The Company’s executive compensation program is designed to align the interests of our executive officers with those of our shareholders in a way that allows us to attract, motivate, and retain talented executives that will drive Company growth and create long-term shareholder value.

The Compensation Committee established the following set of objectives for the executive compensation program:

•
The executive compensation program should provide fair and market-competitive compensation based upon the employee’s position, experience, and individual performance while maintaining fiscal responsibility for shareholders;

•	A significant portion of the NEOs’ total compensation should be variable and should take into consideration the growth and profitability of the Company; and

•
The Company’s compensation program also seeks to reward executive officers for increasing the Company’s stock price over the long-term by providing compensation opportunities for NEOs in the form of long-term equity awards, the amounts of which are subject to performance modifications in the event of inferior or superior performance by the Company (including a limitation whereby awards cannot vest above target levels in the event that TSR for the performance period is negative, regardless of relative performance compared to the peer group).

Compensation Philosophy

Following are the principal tenets of our executive officer compensation philosophy for 2016.

We Pay for Performance

Based on this philosophy, a significant portion of our NEOs’ compensation was awarded in the form of performance-based short-term cash incentives and shareholder return-based long-term equity incentives. Each of these incentives plays a role in aligning pay with the Company’s performance and in aligning the long-term financial interests of our NEOs with those of our stockholders. Each of these incentives is earned, or value from them is achieved, based on the performance of the Company and the executive.

We Pay Market Competitive Compensation

In order to pay market competitive compensation, the Compensation Committee considers compensation data from our peer companies, and such data is an important reference point in the Compensation Committee’s decision making. While market data is an important reference point for the Compensation Committee, decisions regarding NEO compensation are made by analyzing a number of factors, of which market data is a single component. With respect to compensation decisions for 2016, our Compensation Consultant and the Compensation Committee searched for public companies in our industry which are similar in size based on revenue, assets, net income, market capitalization and total enterprise value. Additional factors, such as geographical operations, complexity of operations, and other more subjective factors were also considered in the peer company selection process.

The following table includes the peer companies that comprised the 2016 Compensation Peer Group which was utilized by the Compensation Committee as part of compensation decisions.

Abraxas Petroleum Corp.	Oasis Petroleum Inc.
Callon Petroleum Company	PDC Energy, Inc.
Carrizo Oil & Gas Inc.	Panhandle Oil and Gas Inc.
Diamondback Energy, Inc.	Parsley Energy
Eclipse Resources Corp	Rice Energy Inc.
Gulfport Energy Corp.	RSP Permian, Inc.
Halcon Resources Corporation	SM Energy Company
Laredo Petroleum, Inc.	Triangle Petroleum Corporation
Matador Resources Company	WPX Energy, Inc.
Northern Oil and Gas, Inc.	Whiting Petroleum Corp.

The Compensation Committee intends to review this peer group on an annual basis, and may make adjustments to the companies that are included or excluded in order to reflect the shifting landscape within the industry and to ensure that the peer group adequately reflects the nature of the Company’s operations and competition for talent.

Our Executive Compensation Programs Should Remain Flexible

The rapidly growing nature of our business has demanded that we retain flexibility in assessing our NEOs’ performance and in determining the appropriate rewards for that performance. In 2016, the Company elected to add additional structure to its incentive compensation programs as it continued to grow, and to implement more objective, pre-established performance goals and a more structured long-term equity incentive grant program that it believes will help drive sustainable, long-term performance. To this end, in 2016, the Company implemented performance-based short-term and long-term equity incentive awards primarily based on objective, determinable criteria. Additionally, in order to maintain flexibility to ensure that executive compensation packages are continuously aligned with shareholder interests, the Compensation Committee has retained negative discretion to reduce any short-term or long-term incentive awards where the Compensation Committee feels that performance does not warrant payouts at the formulaically determined levels.

Tax and Accounting Consequences Should not Drive our Executive Compensation Programs

The Compensation Committee’s current focus is primarily on incentivizing and rewarding performance that increases shareholder value and that supports the growth of the Company. Accordingly, our compensation programs are not largely driven by tax and accounting considerations. However, where appropriate, the Committee may consider the tax and accounting ramifications of the Company’s plans, arrangements, and agreements. Specifically, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) whose compensation must be included in this proxy statement because they are the most highly compensated executive officers. There are exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Company intends that certain of its performance-based short-term incentive and performance-based long-term equity incentive awards qualify as “performance-based” within the meaning of Section 162(m), so that such compensation is fully deductible by the Company without regard to the $1,000,000 limit. However, full deductibility of such awards is not guaranteed, and we may choose to pay nondeductible compensation if we deem it necessary or desirable to attract, retain and reward the executive talent necessary for our success.

Compensation Setting Process

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Committee is comprised of Independent Directors and reports to the Board.
•    Oversees all executive officer compensation levels, including benefits, having a goal of maintaining compensation levels that are comparable to the marketplace and in conformity with shareholder interests.
•    Administers the Company's current equity and other compensation plans and any additional plans adopted by the Company.
•    Reviews and approves corporate goals and objectives relevant to CEO compensation.
•    Evaluates the CEO's performance in light of set goals and objectives, and determines and approves the CEO's compensation level based on this evaluation.
•    Has authority to determine and approve non-CEO compensation.
•    Makes recommendations to the Board with respect to incentive compensation plans and equity-based plans.
•    Develops a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC.

Consultant to the Compensation Committee

Compensation & Benefit Solutions, LLC, as an independent consultant retained directly by the Compensation Committee, provides consulting advice on matters of governance and executive compensation.

•    Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.
•    Performs all functions at the direction of the Compensation Committee.
•    Attends Compensation Committee informal discussions and meetings (including executive sessions, as required), as requested.
•    Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.
•    Provides market data, as requested.
•    Consults on various compensation matters and compensation program designs and practices.
•    Conducts an assessment of the risks arising from our compensation programs.
•    Confers with the CEO on behalf of the Compensation Committee concerning compensation, incentives and goals for other NEOs.
•    Assists in selection of the Company’s peers.

Chairman and CEO With the support of other members of the management team.
•    Reviews performance of the other executive officers and makes recommendations to the Compensation Committee with respect to their compensation.
•    Confers with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Compensation Governance Best Practices

•	Executive compensation program design and refinements incorporate shareholder input and feedback

•	Significant portion of CEO and NEO pay is performance-based and at risk

•	Compensation Committee sets rigorous targets and metrics

•	Compensation Committee performs thorough assessment of Company and individual performance

•	100% of Compensation Committee members are independent

•	Compensation Committee works with an independent compensation consultant

•	Executives are subject to significant stock ownership guidelines

•	Company maintains policies prohibiting hedging or pledging Company stock

•	No tax gross-ups

•	No executive-only retirement plans

•	Minimal perquisites

Role of the Compensation Committee and Management in Setting Compensation

The Board has authorized the Compensation Committee to have primary oversight over the compensation of our NEOs. Our Chief Executive Officer also plays an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed of business objectives and the performance of the NEOs other than himself. The Compensation Committee independently reviews and evaluates the performance of the executive team in light of the recommendations made by the Chief Executive Officer. As such, all final approvals regarding the NEOs’ compensation remain with the Compensation Committee. Additionally, the Compensation Committee retains an independent consulting firm and/or legal counsel experienced in executive and overall compensation practices and policies to assist the Compensation Committee in calibrating the form and amount of executive compensation.

Role of the Compensation Consultant

In late 2015, the Company engaged CBS to assist with a thorough review of the Company’s executive compensation practices, and to design and implement a pay-for-performance oriented compensation program for the Company’s NEOs and other officers for 2016. The information provided by the Compensation Consultant was utilized by the Compensation Committee in designing a compensation program for 2016, which included the following:

•	Base salaries for the executives which are at market competitive levels and consistent with our compensation philosophy;

•	A formal short-term incentive plan with clearly defined financial and individual metrics, award opportunities, and direct linkage between earned compensation and Company performance;

•	A revised long-term equity incentive plan comprised of equity awards which are primarily performance-based, to better align executive compensation with our long-term goals and objectives; and

•	Retention of negative discretion by the Compensation Committee for both short-term and long-term incentive awards in order to ensure payouts are aligned with actual Company performance.

Review of Executive Officer Compensation

Our review of executive officer compensation encompasses both the structure of our executive compensation program and the targeted amount of compensation. When making compensation decisions, the Compensation Committee considered multiple sources of internal and external data. However, because comparative compensation information is just one of the several analytical tools that we use in setting executive compensation, the Compensation Committee utilizes its judgment in determining the nature and extent of its use of comparative companies. When exercising its discretion, the Compensation Committee may consider factors such as the nature of the officer’s duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the executive brings to the role, the executive’s performance results, the success demonstrated in meeting financial and other business objectives, the relationship of compensation earned compared to Company performance, and the impact on the internal equity of our pay structure within the Company.

Timing of Compensation Decisions

In 2016, the Company implemented an annualized compensation setting process (aside from certain circumstances that might require intermediate activity), whereby the Compensation Committee reviews base salaries and target incentive awards at the beginning of each calendar year, with performance criteria established prior to the end of the first quarter of the Company’s new fiscal year. Following completion of the fiscal year (or performance period, as applicable), the Company will determine the short-term incentive cash payouts for the NEOs. Additionally, following completion of the applicable performance period for long-term equity incentive awards, the Company will determine what portion, if any, of such awards will be deemed earned and vested. Finally, the Compensation Committee reviews compensation on an as needed basis, including when new employees are hired, existing employees are promoted, or when other factors it deems relevant merit a compensation review.

Components of Compensation

The Company’s executive compensation program has three components: base salary, annual cash-based short-term incentive awards, and long-term equity compensation. In addition to the cash and equity components of compensation, the NEOs also participate in the Company’s health and retirement benefits programs generally available to all employees.

Compensation Component	Description	Purpose	Key Characteristic
Base Salary
Cash compensation based on executive officer’s role and employment agreement, if any. Salary levels are evaluated annually and may be adjusted for length of service, competitive considerations or recognition of a change in responsibilities.
		• Provide financial certainty and stability • Attract and retain executive talent • Recognize experience, length of service, competitive market conditions and individual performance	Fixed
Annual Incentive Award
Each year the Compensation Committee approves awards for the CEO and NEO team, and establishes performance metrics and target awards for the upcoming year. The Compensation Committee determines the extent to which an award is earned and the amount of such award based on individual and Company performance against pre-established goals.
		• Motivate executive officers to achieve key annual goals and position the Company for long-term success • Reward executive officers for individual performance and overall Company performance	Variable/At-Risk
Long-Term Incentive Award
Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon long-term performance potential. Awards are generally made annually and are comprised of a mix of time-based vesting and performance-based vesting requirements.

•    Provide an incentive for executive officers to achieve long-term sustainable success for the Company and to promote shareholder value
•    Attract, motivate, reward and retain executive talent
•    Link realized value directly to shareholder return by applying a three-year performance period measuring relative TSR for performance-based awards
Variable/At-Risk

In furtherance of the linkage between pay and performance, the Company requires that a significant portion of each NEO’s pay be comprised of variable/at-risk elements. For 2016, the mix of fixed to variable/at-risk pay for both the CEO, and the average of the other NEOs, was as follows:

Fixed vs. Variable/At-Risk Pay

CEO Fixed vs. Variable/At-Risk Pay
14%
86%
Fixed Pay
Variable/At-Risk Pay

CEO Compensation by Component
14%
28%
17%
41%
Base Salary (Fixed)
STI (Variable/At-Risk)
Time-Based LTI (Variable/At-Risk)
Performance-Based LTI (Variable/At-Risk)

Other NEO Average Fixed vs. Variable/At-Risk Pay
27%
73%
Fixed Pay
Variable/At-Risk Pay

Other NEO Average Compensation by Component
27%
29%
14%
30%
Base Salary (Fixed)
STI (Variable/At-Risk)
Time-Based LTI (Variable/At-Risk)
Performance-Based LTI (Variable/At-Risk)

Base Salaries

Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers many things, including each executive’s role and responsibilities with the Company, unique skills, future potential with the Company, salary levels for similar positions in our market, and internal pay equity.

The following table shows our NEO’s respective base salaries for 2016:

Name	2016 Base Salary
Lynn A. Peterson, Chief Executive Officer and President	$610,000
James P. Henderson, Executive Vice President Finance and Chief Financial Officer	$375,000
Cathleen M. Osborn, Vice President and General Counsel	$285,000
Michael J. Eberhard, Chief Operating Officer – Operations (1)	$310,000
Nicholas A. Spence, Chief Operating Officer - Development (1)	$310,000
Craig D. Rasmuson, Executive Vice President of Business Development	$325,000

(1) Reflects 2016 annual base salary upon promotion to COO positions.

2016 Short-Term Incentive Compensation

Annual cash-based short-term incentive (“STI”) awards are designed to incentivize our NEOs through a variable compensation program based on the Company’s as well as the individual’s performance. Award targets are set as a percentage of each NEO’s base salary, with threshold and maximum opportunities available depending upon performance against the pre-established performance criteria.

Threshold performance will result in payouts equal to 50% of target, while maximum performance will result in payouts equal to 200% of target. Performance in between payout levels will result in pro-rated payouts. Performance below the threshold level will result in no payouts. Additionally, the Compensation Committee will retain negative discretion to adjust downward any payouts if, in the Compensation Committee’s sole discretion, it believes that Company or individual performance does not warrant a payout at the determined level.

In March 2016, we set target STI awards for the NEOs as follows:

Named Executive Officer	Title	Base Salary	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)	Threshold ($)	Target ($)	Maximum ($)
Lynn Peterson	CEO & President	$610,000	50%	100%	200%	$305,000	$610,000	$1,220,000
James Henderson	CFO	$375,000	42.5%	85%	170%	$159,375	$318,750	$637,500
Mike Eberhard (1)	COO - Operations	$290,000	25%	50%	100%	$72,500	$145,000	$290,000
Nicholas Spence (1)	COO - Development	$290,000	25%	50%	100%	$72,500	$145,000	$290,000
Cathleen Osborn	General Counsel	$285,000	25%	50%	100%	$71,250	$142,500	$285,000
Craig Rasmuson (1)	EVP Business Development	$300,000	25%	50%	100%	$75,000	$150,000	$300,000

(1)	Base salaries on which STI awards are based have been adjusted to account for mid-year change in roles.

In March 2016, for each STI award to be earned, we established the following metrics and weightings:

Performance Metrics	Metric Weight %
Production	20%
Adjusted EBITDA	25%
Proved Reserves	20%
Individual Objectives	25%
Safety	10%

2016 STI Performance Results

Upon completion of the 2016 fiscal year, we reviewed the Company’s performance relative to the performance metrics described above. Results for 2016 were as follows:

Performance Condition	Weighting of Performance Condition	Performance Threshold (Amount/Volume)	Performance Target (Amount/Volume)	Performance Maximum (Amount/Volume)	2016 Actual Performance
Production (Oil & Gas Sales Volume MBOE)	20%	3,950	4,150	4,350	4,271
Adjusted EBITDA ($MM)	25%	$45,000	$47,500	$50,000	$65,191
Proved reserves (MBOE)	20%	66,000	69,000	72,000	93,352
Individual objectives	25%	Based on Committee’s assessment			Varies by NEO
Safety	10%	Based on Committee’s assessment			Maximum

Overall, we believe the Company far exceeded the operational and financial performance targets for 2016, in addition to completing the GC Acquisition and related equity offering, which dramatically changed the Company’s profile. Further, and in light of the high level of performance detailed in the “Executive Summary—Operational and Financial Highlights” section above, the Company determined that the actual bonus amounts earned for 2016 performance were as follows:

Performance Condition	Weighting of Performance Condition	Lynn Peterson, CEO & President	James Henderson, CFO	Mike Eberhard, COO - Operations	Nicholas Spence, COO - Development	Cathleen Osborn, General Counsel	Craig Rasmuson, EVP Business Development
Production (Oil & Gas Sales Volume MBOE)	20%	$196,420	$102,638	$46,690	$46,690	$45,885	$48,300
Adjusted EBITDA ($MM)	25%	$305,000	$159,375	$72,500	$72,500	$71,250	$75,000
Proved reserves (MBOE)	20%	$244,000	$127,500	$58,000	$58,000	$57,000	$60,000
Individual objectives	25%	$305,000	$159,375	$72,500	$18,125	$71,250	$18,750
Safety	10%	$122,000	$63,750	$29,000	$29,000	$28,500	$30,000
TOTAL	100%	$1,172,420	$612,638	$278,690	$224,315	$273,885	$232,050

2016 Long-Term Incentive Compensation

The Company believes that performance-based equity awards that are directly tied to shareholder return should be a significant portion of the long-term incentive (“LTI”) program. However, the Company also recognizes the retentive value of time-based awards and believes that a well-rounded LTI compensation program is linked to shareholder return while also providing the NEOs with a certain amount of compensation as to avoid incentivizing excessive risk taking. As such, the Company designed and implemented a new structure for all equity awards granted in 2016.

Under the new structure, each NEO is eligible for a target award value based on a percentage of base salary. Generally, thirty percent (30%) of the target annual award value was granted in the form of time-based restricted stock units (“RSUs”) which vest in equal installments on each of the first three anniversaries of the grant date as long as the NEO remains employed with the Company. The remaining 70% of the target annual equity award was comprised of performance-based RSUs (“PSUs”) which are subject to a three-year performance period. The PSUs will vest, if at all, based on the Company’s TSR relative to a selected peer group of companies (i.e., relative TSR) over the performance period. The peer group of companies used for determining the PSU payouts is generally based on the compensation peer group above, with selected companies removed to better reflect a comparison to our life cycle as a company.

With regard to the PSUs, performance at threshold levels will result in 50% of the target number of shares vesting, while performance at maximum levels will result in 200% of the target number of shares vesting. Further, should TSR for the Company be negative at the end of the performance period, vesting of awards will be limited to the target number of shares, irrespective of how the Company’s TSR compares to the TSR of the selected peer group companies. Finally, the Compensation Committee will retain negative discretion to adjust downward the amount of an award that will vest should the Committee, in its sole discretion, believe that Company performance does not warrant vesting at the determined levels.

In March 2016, we set target LTI awards for the NEOs and made LTI compensation grants as follows:

Named Executive Officer	Title	Base Salary	Total LTI Percentage of Salary	RSU% of Total LTI Award	2016 LTI RSU Award ($ Value)	2016 LTI RSU Award (#)	Performance Stock Unit % of Total LTI Award	2016 LTI Target Performance-Vested Stock Unit Award Value	2016 LTI Target Performance-Vested Stock Unit Award
Lynn Peterson	CEO & President	$610,000	375%	30%	$686,250	90,296	70%	$1,601,250	210,690
James Henderson	CFO	$375,000	200%	30%	$225,000	29,605	70%	$525,000	69,078
Nicholas Spence (1)	COO - Operations	$270,000	100%	50%	$135,000	17,763	50%	$135,000	17,763
Mike Eberhard (1)	COO - Development	$270,000	100%	50%	$135,000	17,763	50%	$135,000	17,763
Cathleen Osborn	General Counsel	$285,000	200%	30%	$171,000	22,500	70%	$399,000	52,500
Craig Rasmuson	EVP Business Development	$325,000	125%	30%	$121,875	16,036	70%	$284,375	37,417

(1)
2016 LTI awards were determined based on base salary at time of grant, and therefore the COOs’ awards were determined according to their base salaries prior to their promotion. An additional 7,730 PSUs were granted to each of the COOs upon their promotion, which are not reflected in the table.

The actual number of RSUs issued to each NEO was determined by dividing the individual’s 2016 LTI RSU award value by the five trading day average closing price of one share of the Company’s common stock, as reported by the NYSE MKT, for the period ending March 30, 2016 (being $7.60 per share), rounded down to the nearest whole number. The RSUs are scheduled to vest in three equal installments beginning on March 30, 2017, provided that the NEO remains employed with the Company or an affiliate continuously through the applicable vesting dates. In determining each NEO’s 2016 LTI RSU award value, for each of Peterson, Henderson, Osborn and Rasmuson, the RSU percentage was 30% of each respective NEO’s target LTI. For each of Eberhard and Spence, the RSU percentage was 50% of each respective NEO’s target LTI.

The number of target PSUs issued to each NEO was determined by dividing the individual’s 2016 LTI PSU award value by the five trading day average closing price of one share of the Company’s common stock, as reported by the NYSE MKT, for the period ending March 30, 2016 (being $7.60 per share), rounded down to the nearest whole number. In determining each NEO’s 2016 LTI PSU award value, for each of Peterson, Henderson, Osborn and Rasmuson, the PSU percentage was 70% of each respective NEO’s target LTI. For each of Eberhard and Spence, the PSU percentage was 50% of each respective NEO’s target LTI.

Each NEO shall vest in 0% - 200% of their respective target PSUs based on the relative TSR of the Company between January 1, 2016 and December 31, 2018, as measured against the TSR of certain peer companies over that period, provided that the NEO remains employed with the Company or an affiliate continuously from the grant date through December 31, 2018.

For the 2016 PSU awards, the number of shares ultimately earned will be determined as follows:

Relative Ranking	% of Target PSUs Vesting
1st - 4th	200%*
5th-8th	100%
9th-11th	50%
Last	0%
*In the event that the Company’s TSR is negative, the amount of shares vesting will be limited to 100% of target.

Benefits

In addition to cash and equity compensation programs, NEOs participate in the health insurance programs generally available to all Company’s employees. All NEOs are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company’s contributions to the 401(k) plan consist of a discretionary matching contribution equal to 100% of compensation deferrals not to exceed 3% of eligible compensation plus 50% of compensation deferrals in excess of 3% of eligible compensation not to exceed more than 5% of eligible compensation (which was raised to 6% for 2017). We do not have a defined benefit pension plan, profit sharing, or other retirement plan.

Executive Share Ownership Requirements

In 2016, the Board adopted share ownership requirements for the Company’s NEOs and Vice Presidents. Required ownership ranges from 1 times to 6 times base salary. Qualified holdings include stock owned directly, as well as unvested time-based restricted stock and RSUs. The value of the shares held to determine whether the ownership guidelines are met is measured on April 1 each year, as the average of the month end closing price for the 12 months preceding the date of calculation. Executives subject to these requirements will have a five-year phase-in period in which to meet the ownership requirements, and will be required to hold 50% of the net shares vested or acquired under equity awards granted by the Company (excluding shares withheld or sold to cover applicable taxes on the vesting of such awards and/or the exercise price of the awards) until the ownership guidelines are satisfied. Below are the specific guidelines for the Company’s NEOs:

Position	Required Ownership as a Multiple of Base Salary
CEO	6x
Other NEOs	3x
Vice Presidents	1x

Anti-Hedging, Anti-Pledging Policy

The Company has adopted a policy to expressly prohibit directors and officers from pledging Company securities as collateral or engaging in any hedging or monetization transaction related to Company securities.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

For purposes of 2016 compensation, the Compensation Committee reviewed the elements of executive compensation to determine whether any portion of the executive compensation package encouraged excessive risk taking and concluded:

•
Significant weighting toward incentive compensation provides a strong incentive for the executive officers to produce value for shareholders. At the same time, providing sizable market-based cash base salaries for the executive officers helps avoid unreasonable risk-taking by the executive team by ensuring that they are not entirely dependent on achieving incentive compensation in order to attain a significant, but market-based, cash compensation level;

•	Goals are appropriately set to avoid targets that, if not achieved, result in an unreasonably large percentage loss of compensation;

•
Incorporating a time-based vesting component for a portion of the annual long-term equity incentive awards provides the NEOs with a measure of security to avoid incentivizing excessive risk-taking solely in order to drive the value of their incentive award payouts; and

•	The Compensation Committee should retain negative discretion for both STI and LTI awards in order to ensure payouts are aligned with actual Company and individual performance.

2015 Stockholder Say-on-Pay Vote

We provide our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our NEOs when required by SEC rules. In December 2015, at our annual meeting of shareholders, based upon total shares voted, our stockholders did not approve our NEOs’ compensation, with approximately 49% voting in favor and approximately 50% voting against (with approximately 1% abstaining). The Compensation Committee takes the views of our stockholders seriously and their dissatisfaction with our previous executive compensation programs, as well as the issues that were raised by certain proxy advisory firms with respect to historic pay agreements between the Company and its former executives that we believe were primarily responsible for the negative voting outcome. In response to the opinions of our stockholders and the issues raised with our historic pay agreements, the Company undertook a complete redesign of its executive compensation programs for calendar year 2016. The new compensation program for 2016 described in this CD&A was intended to address our stockholders’ concerns and the issues raised with our historic pay agreements, and was developed with the help of CBS, which was hired directly by the Compensation Committee in late 2015 to assist the Compensation Committee in evaluating and redefining the Company’s 2016 and future executive compensation policies and procedures.

Executive Compensation Tables

Summary Compensation Table

On February 25, 2016, our Board of Directors approved a change of our fiscal year from August 31 to December 31, commencing with the twelve-month period beginning on January 1, 2016. Certain disclosures in this Proxy Statement cover the four-month Transition Period ended December 31, 2015. The following table shows the compensation paid or accrued to our NEOs for the three most recently completed fiscal years of the Company, including the Transition Period (indicated as “TP”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Stock Awards ($)(9)	Option Awards ($)(10)	All Other Compensation ($)(11)	Total ($)
Lynn A. Peterson(1)	2016	607,500	—	1,172,420	2,422,636	—	10,727	4,213,283
Chairman, Chief Executive Officer and President	TP	200,000	375,000	—	1,001,000	—	8,975	1,584,975
	2015	150,000	250,000	—	2,865,000	9,699,023	—	12,964,023

James P. Henderson(2)	2016	375,000	—	612,638	794,299	—	10,727	1,792,664
Executive Vice President Finance and Chief Financial Officer	TP	125,000	126,000	—	220,500	779,323	9,080	1,259,903
	2015	8,654	—	—	727,500	—	—	736,154

Cathleen M. Osborn(3) Vice President and General Counsel	2016	282,500	—	273,885	603,675	—	10,727	1,170,787

Michael J. Eberhard(4) Chief Operating Officer – Operations	2016	287,500	—	278,690	327,429	—	10,727	904,436

Nicholas A. Spence(5) Chief Operating Officer – Development	2016	287,500	—	224,315	327,429	—	10,727	849,971

Craig D. Rasmuson(6)	2016	325,000	—	232,050	430,243	—	10,727	998,020
Executive Vice President of Business Development	TP	104,167	206,250	—	357,210	—	6,000	673,627
	2015	264,584	250,000	—	489,200	—	10,400	1,014,184
	2014	203,623	50,000	—	518,400	653,473	10,000	1,435,496

(1)	Mr. Peterson was appointed as President on May 27, 2015, and Chairman and Chief Executive Officer effective January 1, 2016.

(2)	Mr. Henderson was appointed as Executive Vice President Finance and Chief Financial Officer on August 24, 2015.

(3)	Ms. Osborn was appointed as Vice President and General Counsel on August 31, 2015. Ms. Osborn first became a named executive officer during the year ended December 31, 2016.

(4)	Mr. Eberhard was appointed as Chief Operating Officer – Operations on June 22, 2016. Mr. Eberhard first became a named executive officer during the year ended December 31, 2016.

(5)	Mr. Spence was appointed as Chief Operating Officer – Development on June 22, 2016. Mr. Spence first became a named executive officer during the year ended December 31, 2016.

(6)	Mr. Rasmuson was appointed as Executive Vice President of Business Development on June 22, 2016.

(7)	“Bonus” column includes prior-year discretionary annual bonuses as well as the signing bonus paid to Mr. Peterson upon his appointment as President.

(8)
“Non-Equity Incentive Plan Compensation” includes amounts paid under the Company’s annual cash-based short-term incentive program. For a description of the 2016 awards, see “—Components of Compensation—2016 Short-Term Incentive Compensation and 2016 STI Performance Results”.

(9)	Represents the grant date fair value of stock-based compensation awards, which, for 2016, include RSUs and PSUs.

The 2016 grants are described in “—Components of Compensation—2016 Long-Term Incentive Compensation” and detailed in the “2016 Grants of Plan-Based Awards” table below. The amounts represent the grant date fair value of stock issued for services computed in accordance with ASC 718 on the date of grant. Please see Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the principles used to calculate the grant date fair values set forth above.

(10)
Represents the grant date fair value of options granted, computed in accordance with ASC 718 on the date of grant. Please see Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the principles used to calculate the grant date fair values set forth above.

(11)
“All Other Compensation” includes compensation received that we could not properly report in any other column of the table. These amounts represent the Company matching contribution to the Company’s 401(k) Plan and life insurance premiums.

2016 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding STI and LTI awards granted in 2016:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Peterson	03/30/2016	305,000	610,000	1,220,000	—	—	—	—	—
	03/30/2016	—	—	—	105,345	210,690	421,380	—	1,731,872
	03/30/2016	—	—	—	—	—	—	90,296	690,764

Mr. Henderson	03/30/2016	187,500	375,000	750,000	—	—	—	—	—
	03/30/2016	—	—	—	34,539	69,078	138,156	—	567,821
	03/30/2016	—	—	—	—	—	—	29,605	226,478

Ms. Osborn	03/30/2016	142,500	285,000	570,000	—	—	—	—	—
	03/30/2016	—	—	—	26,250	52,500	105,000	—	431,550
	03/30/2016	—	—	—	—	—	—	22,500	172,125

Mr. Eberhard	03/30/2016	135,000	270,000	540,000	—	—	—	—	—
	03/30/2016	—	—	—	8,882	17,763	35,526	—	146,012
	03/30/2016	—	—	—	—	—	—	17,763	135,887
	06/22/2016	—	—	—	3,865	7,730	15,460	—	45,530

Mr. Spence	03/30/2016	135,000	270,000	540,000	—	—	—	—	—
	03/30/2016	—	—	—	8,882	17,763	35,526	—	146,012
	03/30/2016	—	—	—	—	—	—	17,763	135,887
	06/22/2016	—	—	—	3,865	7,730	15,460	—	45,530

Mr. Rasmuson	03/30/2016	162,500	325,000	650,000	—	—	—	—	—
	03/30/2016	—	—	—	18,709	37,417	74,834	—	307,568
	03/30/2016	—	—	—	—	—	—	16,036	122,675

(1)
Represents threshold, target and maximum cash awards made to each of the NEOs in March 2016 and payable under the Company’s annual cash-based STI program. For a description of the 2016 awards, see “—Components of Compensation—2016 Short-Term Incentive Compensation”.

(2)
Represents PSU grants made to each of the NEOs in March 2016 (and in June 2016 to our COOs) that would vest upon the achievement of a threshold, target and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the three-year vesting period on December 31, 2018 and will depend on our relative TSR performance over that period. See “—Components of Compensation—2016 Long-Term Incentive Compensation” above for additional information about these equity awards.

(3)
The amounts shown reflect RSU grants made to each of the NEOs in March 2016. See “—Components of Compensation—2016 Long-Term Incentive Compensation” above for additional information about these equity awards.

(4)
Represents the grant date fair value of PSUs and RSUs computed in accordance with ASC 718 on the date of grant. Please see Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the principles used to calculate the grant date fair values set forth above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options, unvested stock bonus shares, unvested RSUs, and unvested PSUs held by our NEOs as of December 31, 2016. Market values for outstanding stock awards are presented as of December 31, 2016 based on the closing price of our common stock on the NYSE MKT on December 30, 2016 of $8.91, the last trading day during 2016.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)(1)
Mr. Peterson	5/27/2015	700,000	1,050,000	(3)	11.46	5/27/2025	—		—	—		—
	5/27/2015	—	—		—	—	150,000	(4)	1,336,500	—		—
	12/15/2015	—	—		—	—	33,333	(5)	296,997	—		—
	3/30/2016	—	—		—	—	90,296	(6)	804,537	—		—
	3/30/2016	—	—		—	—	—		—	210,690		1,877,248

Mr. Henderson	8/24/2015	—	—		—	—	45,000	(7)	400,950	—		—
	12/15/2015	60,000	90,000	(8)	10.01	12/15/2025	—		—	—		—
	12/28/2015	—	—		—	—	8,334	(5)	74,256	—		—
	3/30/2016	—	—		—	—	29,605	(6)	263,781	—		—
	3/30/2016	—	—		—	—	—		—	69,078		615,485

Ms. Osborn	8/31/2015	20,000	80,000	(9)	10.34	8/31/2025	—		—	—		—
	9/1/2015	—	—		—	—	40,000	(10)	356,400	—		—
	12/28/2015	—	—		—	—	1,666	(5)	14,844	—		—
	3/30/2016	—	—		—	—	22,500	(6)	200,475	—		—
	3/30/2016	—	—		—	—	—		—	52,500		467,775

Mr. Eberhard	8/12/2015	—	—		—	—	40,000	(10)	356,400	—		—
	9/1/2015	20,000	80,000	(11)	10.34	9/1/2025	—		—	—		—
	6/22/2016	—	—		—	—	—		—	7,730	(12)	68,874
	3/30/2016	—	—		—	—	17,763	(6)	158,268	—		—
	3/30/2016	—	—		—	—	—		—	17,763		158,268

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)(1)
Mr. Spence	10/5/2015	20,000	80,000	(12)	11.35	10/5/2025	—		—	—		—
	10/5/2015	—	—		—	—	40,000	(13)	356,400	—		—
	6/22/2016	—	—		—	—	—		—	7,730	(14)	68,874
	3/30/2016	—	—		—	—	17,763	(6)	158,268	—		—
	3/30/2016	—	—		—	—	—		—	17,763		158,268

Mr. Rasmuson	12/31/2008	30,000	—		3.00	12/31/2018	—		—	—		—
	9/27/2010	20,000	—		2.40	9/27/2020	—		—	—		—
	9/22/2011	80,000	—		2.80	9/22/2021	—		—	—		—
	9/22/2012	100,000	—		3.67	9/22/2022	—		—	—		—
	9/22/2013	60,000	40,000	(15)	9.63	9/22/2023	—		—	—		—
	2/1/2014	—	—		—	—	20,000	(16)	178,200	—		—
	2/1/2015	—	—		—	—	20,000	(17)	178,200	—		—
	12/28/2015	—	—		—	—	13,500	(5)	120,285	—		—
	3/30/2016	—	—		—	—	16,036	(6)	142,881	—		—
	3/30/2016	—	—		—	—	—		—	37,417		333,385
Note: Vesting of the awards noted above is generally subject to continued employment by the recipient during the vesting period following the grant date.

(1)	These amounts were calculated based on $8.91 per share, which was the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016.

(2)
The amounts in this column represent PSU grants made to each of the NEOs in March 2016 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the three-year vesting period on December 31, 2018 and will depend on our relative TSR performance over that period. See “—Components of Compensation—2016 Long-Term Incentive Compensation” above for additional information about these equity awards.

(3)	These nonqualified stock options vest in five equal installments beginning on May 27, 2015.

(4)	These stock bonus shares vest in five equal installments beginning on May 27, 2015.

(5)	These RSUs vest in three equal installments beginning on December 15, 2015.

(6)
The amounts shown reflect RSU grants made to each of the NEOs in March 2016. These RSUs vest in three equal installments starting on March 30, 2017. See “—Components of Compensation—2016 Long-Term Incentive Compensation” above for additional information about these equity awards.

(7)	These stock bonus shares vest in five equal installments beginning on August 24, 2015.

(8)	These nonqualified stock options vest in five equal installments beginning on December 15, 2015.

(9)	These nonqualified stock options vest in five equal installments beginning on September 1, 2016.

(10)	These stock bonus shares vest in five equal installments beginning on September 1, 2016.

(11)	These nonqualified stock options vest in five equal installments beginning on September 1, 2016.

(12)	These nonqualified stock options vest in five equal installments beginning on October 5, 2016.

(13)	These stock bonus shares vest in five equal installments beginning on October 5, 2016.

(14)
These PSUs were granted to each of the COOs upon their promotion in June 2016. These awards vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the three-year vesting period on December 31, 2018 and will depend on our relative TSR performance over that period. See “—Components of Compensation—2016 Long-Term Incentive Compensation” above for additional information about these equity awards.

(15)	These nonqualified stock options vest in four equal installments beginning on September 22, 2014.

(16)	These stock bonus shares vest in three equal installments beginning on February 1, 2015.

(17)	These stock bonus shares vest in two equal installments beginning on February 1, 2016.

Option Exercises and Stock Vested

The following table shows information for our NEOs concerning stock options exercised and stock awards vested during the year ended December 31, 2016:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Peterson	—	—	83,333	600,497
Mr. Henderson	—	—	23,333	173,897
Ms. Osborn	—	—	11,667	79,203
Mr. Eberhard	—	—	10,000	68,300
Mr. Spence	—	—	10,000	68,300
Mr. Rasmuson	—	—	53,500	361,910

(1)
For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

As of December 31, 2016, the only NEOs who had employment agreements were Messrs. Peterson and Rasmuson. In February 2017, Mr. Rasmuson’s employment agreement expired and he subsequently entered into a severance compensation agreement. The rest of the NEOs are party to severance compensation agreements as explained below.

Employment Agreements

Lynn A. Peterson. Mr. Peterson is party to an employment agreement dated May 27, 2015, as amended December 22, 2016, that expires on May 31, 2020. Pursuant to his employment agreement, upon Mr. Peterson’s death or disability, he (or his legal representative) is entitled to receive all compensation that would otherwise be payable to Mr. Peterson through the last day of the month in which his death occurs or in which his employment is terminated due to disability, and any unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest. Mr. Peterson (or his legal representative)

will have the right to exercise any outstanding options for the first to occur of a period of one year or the expiration date of the original term of such grant. In the event of his termination for “cause,” Mr. Peterson is entitled to be paid through the date of his termination of employment. In the event the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability and not in connection with or within 12 months following a change in control (as defined below), the Company will pay to Mr. Peterson a lump sum amount equal to two times Mr. Peterson’s annual salary (as in effect at the time of termination) plus Mr. Peterson’s most recent bonus (the “Termination Payment”), and any unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest. In the event of a “constructive termination” other than in connection with or within 12 months following a change in control, Mr. Peterson may terminate his employment upon not less than 30 days’ notice, and will be entitled to receive the Termination Payment, and any unvested equity grants and stock options that vest solely upon the passage of time shall immediately vest. In the event of a change of control, if the Company terminates Mr. Peterson’s employment without the occurrence of a “cause” event on or within 12 months following a change of control and not due to Mr. Peterson’s death or disability, or if during such time a constructive termination event has occurred, the Company will pay to Mr. Peterson a lump sum amount equal to three times Mr. Peterson’s annual salary (as in effect at the time of termination) plus Mr. Peterson’s most recent bonus. All of Mr. Peterson’s unpaid or unvested equity grants and stock options that vest solely upon the passage of time shall be immediately vested upon a change of control (whether or not followed by his termination of employment), and the expiration date of any options which would expire within 6 months after the constructive termination will be extended to the date that is the earlier to occur of 12 months after the date of the constructive termination or the expiration date of the original term of such grant. In addition, upon a change of control and Mr. Peterson’s termination of employment, he will receive the value of 18 months of COBRA premiums in a cash lump sum. The termination payments provided in the employment agreement are subject to modification as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The termination payments described above (other than those payable in connection with a change of control) are subject to Mr. Peterson’s execution of a release agreement reasonably acceptable to the Company and are not payable in the event of a material breach of the employment agreement by Mr. Peterson. Mr. Peterson’s employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. The employment agreement also contains a non-competition provision which is applicable during the term of the employment agreement and for one year thereafter and restricts Mr. Peterson from being employed by or owning an interest in any company which competes with the Company and from owning an interest in any property located within 50 miles of any property owned or under consideration by the Company, subject to certain exceptions. During his term of employment, the Company agrees to nominate Mr. Peterson for election to the Board.

Craig Rasmuson. Mr. Rasmuson’s employment agreement commenced on February 1, 2014 and expired on February 1, 2017. Pursuant to his employment agreement, upon Mr. Rasmuson’s death or disability, he (or his legal representative) is entitled to receive all compensation that would otherwise be payable to Mr. Rasmuson through the last day of the month in which his death occurs or in which his employment is terminated due to disability, and any unvested equity grants and stock options will become immediately exercisable. If the Company terminates Mr. Rasmuson for cause or for disability and an arbitrator determines that the termination was improper, Mr. Rasmuson is entitled to the compensation which he would have received had the employment agreement not been terminated. In the event of a constructive termination following a change of control, Mr. Rasmuson is entitled to receive a lump sum amount equal to the greater of 12 months’ salary (as in effect at the time of termination) or the amount of all salary and benefits which would otherwise be payable through the remainder of the term pursuant to his employment agreement. All unvested options and bonus shares held by Mr. Rasmuson will become fully vested upon a constructive termination (whether or not followed by his termination of employment). If Mr. Rasmuson retires during the term of the employment agreement after attaining the age of 70, any unvested equity grants and stock options will become immediately exercisable and may be exercised for a period of one year. Mr. Rasmuson’s employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. The employment agreement also contains a non- competition provision which is applicable during the term of the employment agreement and for one year thereafter and restricts Mr. Rasmuson from being employed by or owning an interest in any company which competes with the Company and from owning an interest in any property located within 50 miles of any property owned or under consideration by the Company, subject to certain exceptions.

Severance Compensation Agreements

Each of the NEOs, other than Mr. Peterson, is currently party to a severance compensation agreement, although as described above, Mr. Rasmuson was party to an employment agreement as of December 31, 2016.

Generally, under the severance compensation agreements, if an executive experiences a separation from service from the Company, outside of a change in control (as defined in the severance agreement), that (a) is initiated by the Company for any reason other than for cause, death, or disability, or (b) is initiated by the executive for “good reason” within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to “good reason” ((a) and (b), collectively a “Qualifying Termination”), then the executive will receive an amount equal to his or her base salary and short-term incentive award, along with certain benefits for a 12-month period. If an executive experiences a Qualifying Termination on or within 18 months following a change in control, the executive will receive an amount equal to two times his or her base salary and short-term incentive award, along with certain benefits for an 18-month period. Any unvested equity grants and stock options that vest solely upon the passage of time will become vested in full immediately prior to a change in control. The termination payments described above are subject to the executive’s execution of a release agreement, the form of which is attached to the severance agreement, and such payments may be suspended in the event of any breach or suspected breach of the severance agreement by the executive. The severance agreements contain confidentiality obligations applicable during the term of executive’s employment by the Company and thereafter. The severance agreements also contain a non-competition provision which is applicable during the term of the executive’s employment by the Company and for one year thereafter and restricts the executive from being employed by or owning an interest in any company which competes with the Company as further described in the severance agreement. The severance agreements also contain a non-solicitation provision which is applicable during the term of the executive’s employment by the Company and for one year thereafter and restricts the executive from soliciting the Company’s executives to terminate or reduce employment or soliciting the business of any of the Company’s clients or customers.

Estimated Termination and Change in Control Benefits

The following table quantifies the benefits that would have been received by our NEOs had they experienced a termination of employment under various circumstances as of December 31, 2016 under the terms of their employment agreements or severance agreements, as applicable, in effect on such date:

Name	Payment Type	Termination Upon Death or Disability ($)	Termination for Cause ($)	Termination without Cause or for Good Reason(1) ($)	Certain Terminations upon or after a Change of Control(2) ($)
Mr. Peterson	Cash Payment	—	—	1,595,000	2,205,000
	Equity (3)	4,315,282	—	3,063,784	2,438,034
	COBRA	—	—	—	10,659
	TOTAL	4,315,282	—	4,658,784	4,653,693

Mr. Henderson	Cash Payment	—	—	501,000	1,002,000
	Equity (3)	1,354,471	—	944,148	738,986
	COBRA			12,867	19,301
	TOTAL	1,354,471	—	1,458,015	1,760,287

Ms. Osborn	Cash Payment	—	—	340,000	680,000
	Equity (3)	1,039,494	—	727,644	571,719
	COBRA			6,374	9,561
	TOTAL	1,039,494	—	1,074,018	1,261,280

Mr. Eberhard	Cash Payment	—	—	340,000	680,000
	Equity (3)	741,811	—	590,393	514,668
	COBRA			13,152	19,728
	TOTAL	741,811	—	943,545	1,214,396

Mr. Spence	Cash Payment	—	—	330,000	660,000
	Equity (3)	741,811	—	590,383	514,668
	COBRA			6,652	9,977
	TOTAL	741,811	—	927,035	1,184,645

Mr. Rasmuson	Cash Payment	—	—	27,083	325,000
	Equity (3)	952,951	—	730,694	619,566
	COBRA			—	—
	TOTAL	952,951	—	757,777	944,566

(1)
For Mr. Peterson, the cash amount in this column reflects severance payment pursuant to his employment agreement of two times Mr. Peterson’s annual salary plus his most recent bonus (a) if the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability, or (b) in the event of a “constructive termination”, and in each case not in connection with or within 12 months following a change in control.

For Mr. Henderson, Ms. Osborn, Mr. Eberhard and Mr. Spence, the cash amount in this column reflects severance payment pursuant to their respective severance agreements equal to the executive’s annual salary plus the executive’s short-term incentive award (a) if the Company terminates the executive’s employment for any reason other than for cause, death, or disability, or (b) if separation from service is initiated by the executive for good reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to good reason, and in each case not in connection with or within 18 months following a change in control.

For Mr. Rasmuson, the cash amount in this column reflects severance payment pursuant to his employment agreement payable in the event the Company terminates Mr. Rasmuson for cause or as a result of disability and an arbitrator determines that the termination was improper. In each such case, Mr. Rasmuson is entitled to the compensation which he would have received had the employment agreement not been terminated, i.e. compensation through February 1, 2017.

(2)
For Mr. Peterson, the cash amount in this column reflects severance payment pursuant to his employment agreement of three times Mr. Peterson’s annual salary plus his most recent bonus (a) if the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability, or (b) in the event of a “constructive termination”, in each case upon or within 12 months following a change in control.

For Mr. Henderson, Ms. Osborn, Mr. Eberhard and Mr. Spence, the cash amount in this column reflects severance payment pursuant to their respective severance agreements of two times the executive’s annual salary plus the executive’s short-term incentive award (a) if the Company terminates the executive’s employment for any reason other than for cause, death, or disability, or (b) if separation from service is initiated by the executive for good reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to good reason, in each case upon or within 18 months following a change in control.

For Mr. Rasmuson, the cash amount in this column reflects a severance payment pursuant to his employment agreement payable in the event of a constructive termination following a change of control, of a lump sum amount equal to 12 months’ salary.

(3)
Equity amounts are based on the closing price of our common stock on the NYSE MKT on December 30, 2016 of $8.91, the last trading day during 2016. With respect to PSUs, pursuant to the PSU award agreements, the following vesting scenarios apply based on the various termination events:

a)Upon death or disability, the performance period shall be deemed to have ended and the executive shall earn 100% of the target PSUs at such time.

b)Upon termination of the executive’s continuous employment by the Company without “cause” or for good reason, (A) executive’s target PSUs will be reduced and upon termination shall be equal to the product of (i) the target PSUs, multiplied by (ii) a fraction, (x) the numerator of which is the number of days the executive remained in continuous employment from the start of the performance period through the date of termination, and (y) the total number of days in the performance period, and (B) the target PSUs shall remain outstanding and the executive shall be entitled to receive payment (if any) in respect of such reduced target PSUs at the end of the performance period or upon a change in control as if executive’s employment had not terminated.

c)Upon a change in control, the performance period shall end as of the date of the change in control, and the executive will vest in the number of PSUs based on the Company’s TSR relative to a selected peer group of companies described in “—Components of Compensation—2016 Long-Term Incentive Compensation” above, based on the executive’s target PSUs and the Company’s relative TSR as of the date of the change in control.

Equity Compensation Plan Information

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders
2015 Equity Incentive Plan	2,105,079 (1)	7.57	2,149,238
2011 Non-Qualified Stock Option Plan (2)	3,940,500	9.42	—
2011 Incentive Stock Option Plan (2)	822,500	11.07	—
2011 Stock Bonus Plan (2)	502,267	N/A	—
Equity compensation plans not approved by security holders	—	—	—
Total	7,370,346		2,149,238

(1)
Includes 388,069 shares of common stock to be issued pursuant to outstanding RSUs and 478,510 shares estimated to be issued based upon outstanding PSUs, each as described in “—Components of Compensation—2016 Long-Term Incentive Compensation” above. These shares have been excluded from the weighted average exercise price calculation.

(2)	Plans were terminated upon the adoption of the 2015 Equity Incentive Plan in December 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and footnotes show information as of April 1, 2017 regarding the beneficial ownership of our common stock by:

·	Each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

·	Each member of the Board and each of our named executive officers; and

·	All members of the Board and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of stock awards within 60 days of April 1, 2017 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned includes these shares.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (2)
5% or Greater Owners:
Blackrock, Inc.	22,786,640	(3)	11.35%
SailingStone Capital Partners LLC	16,412,138	(4)	8.18%
Alliance Bernstein L.P.	15,464,545	(5)	7.70%
Wellington Management Group LLP	14,684,988	(6)	7.32%
Victory Capital Management Inc.	13,669,182	(7)	6.81%
Zimmer Partners LP	11,073,477	(8)	5.52%
Named Executive Officers:
Lynn A. Peterson	1,309,567	(9)	*
James P. Henderson	152,949		*
Cathleen M. Osborn	36,896		*
Michael J. Eberhard	58,770		*
Nicholas A. Spence	53,021	(10)	*
Craig D. Rasmuson	319,820		*
Non-Employee Directors:
Raymond McElhaney	312,049	(11)	*
Jack Aydin	54,498	(12)	*
Daniel E. Kelly	46,179	(13)	*
Paul Korus	20,978	(14)	*
All directors and executive officers as a group (10 individuals)	2,364,727	(15)	1.17%

*     Represents less than 1% of the Company’s outstanding shares of common stock.

(1)	Unless otherwise noted, the address of these persons is c/o SRC Energy Inc., 1675 Broadway, Suite 2600, Denver, Colorado 80202.

(2)
For each holder of stock awards or other securities that are currently vested or exercisable or that vest or become exercisable within 60 days of April 1, 2017, we treat the common stock underlying those securities as owned by that holder and as outstanding shares when we calculate that holder’s percentage ownership of our common stock. We do not treat that common stock as outstanding when we calculate the percentage ownership of any other holder.

(3)
Based solely on a review of a Schedule 13G/A filed with the SEC on January 17, 2017, Blackrock, Inc. beneficially owned 22,786,640 shares of our common stock and has sole dispositive power with respect to all of the shares and sole voting power with respect 22,078,305 of such shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based solely on a review of a Schedule 13G filed with the SEC on February 10, 2017, SailingStone Capital Partners LLC beneficially owned 16,412,138 shares of our common stock and has sole voting and sole dispositive power with respect to all such shares. Each of Sailing Stone Holdings, LLC, MacKenzie B. Davis and Kenneth L. Settles Jr. share voting and dispositive power with respect to all such shares. The address of SailingStone Capital Partners LLC is One California Street, 30th Floor, San Francisco, California 94111.

(5)
Based solely on a review of a Schedule 13G filed with the SEC on February 10, 2017, Alliance Bernstein L.P. beneficially owned 15,464,545 shares of our common stock and has sole voting power with respect to 13,234,566 of such shares and sole dispositive power with respect to all such shares. The address of Alliance Bernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.

(6)
Based solely on a review of a Schedule 13G/A filed with the SEC on February 9, 2017, Wellington Management Group LLP beneficially owned 14,684,988 shares of our common stock and has shared voting power with respect to 9,405,877 of such shares and shared dispositive power with respect to 14,684,988 of such shares. Each of Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power with respect to 9,405,877 of such shares and shared dispositive power with respect to 14,684,988 of such shares. Wellington Management Company LLP has shared voting power with respect to 9,400,040 of such shares and shared dispositive power with respect to 14,339,277 of such shares. The address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(7)
Based solely on a review of a Schedule 13G filed with the SEC on February 10, 2017, Victory Capital Management Inc. beneficially owned 13,669,182 shares of our common stock and has sole voting power with respect to 13,072,594 of such shares and sole dispositive power with respect to all such shares. The address of Victory Capital Management, Inc. is 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144.

(8)
Based solely on a review of a Schedule 13G filed with the SEC on February 14, 2017, Zimmer Partners LP beneficially owned 11,073,477 shares of our common stock and has share voting power and shared dispositive power with respect to all of such shares. Each of Zimmer Partners GP, LLC and Stuart J. Zimmer share voting power and dispositive power with respect to all shares. The address of Zimmer Partners, LP is 888 Seventh Avenue, 23rd Floor, New York, New York 10106.

(9)
Shares beneficially owned include 50,000 shares of common stock subject to RSUs vesting within 60 days of April 1, 2017 and 350,000 shares of common stock subject to options exercisable within 60 days of April 1, 2017.

(10)	Shares beneficially owned include 2,100 shares of common stock owned by Mr. Spence’s spouse for which he disclaims beneficial ownership.

(11)	Shares beneficially owned include 4,068 shares of common stock subject to RSUs vesting within 60 days of April 1, 2017.

(12)	Shares beneficially owned include 6,901 shares of common stock subject to RSUs vesting within 60 days of April 1, 2017.

(13)	Shares beneficially owned include 6,272 shares of common stock subject to RSUs vesting within 60 days of April 1, 2017.

(14)	Shares beneficially owned include 4,068 shares of common stock subject to RSUs vesting within 60 days of April 1, 2017.

(15)
Shares beneficially owned include 71,309 shares of common stock subject to RSUs issued to executive officers vesting within 60 days of April 1, 2017 and 350,000 shares of common stock subject to options issued to executive officers that are exercisable within 60 days of April 1, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. If requested, the Company assists its officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the year ended December 31, 2016, the Company’s officers and directors and owners of more than 10% of the Company’s common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act, other than a total of ten late Form 4 filings by Messrs. Peterson (two), Henderson (two), Eberhard, Spence, Kelly and Wilber and Ms. Osborn (two).

OTHER MATTERS
The Board is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. If other matters should properly come before the Annual Meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS
Any proposal that a shareholder wishes to include in the Company’s Proxy Statement for the 2018 annual meeting of shareholders must be received by the Company at its principal office on or prior to December 22, 2017, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

SRC Energy Inc.
Attention: Corporate Secretary
1675 Broadway, Suite 2600
Denver, CO 80202

Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any shareholder proposal at the address listed above after March 7, 2018 that is intended to be presented at the 2018 annual meeting of shareholders without inclusion in the Proxy Statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of our corporate secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee.

By Order of the Board of Directors,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer
April 21, 2017

Appendix A

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SYNERGY RESOURCES CORPORATION

Synergy Resources Corporation, changing its name hereby to “SRC Energy Inc.” (the “Corporation”), a corporation organized and existing under the laws of the State of Colorado, hereby certifies as follows:

A.These Second Amended and Restated Articles of Incorporation, which amend and restate the original Articles of Incorporation of the Corporation and all amendments and restatements thereto prior to the date hereof (the “Prior Articles”), have been approved by the Board of Directors of the Corporation (the “Board of Directors”) and the shareholders of the Corporation pursuant to Section 7-110-103 of the Colorado Business Corporation Act.

B.The Prior Articles are hereby amended and restated in their entirety to read as follows:
ARTICLE I.         Name. The name of the Corporation is SRC Energy Inc.

ARTICLE II.     Duration. The Corporation shall have perpetual duration.

ARTICLE III.    Capital Structure.

Section 1.    Authorized Capital. The total number of shares of all classes which the Corporation shall have authority to issue is 310,000,000, of which 10,000,000 shall be Preferred Shares, par value $.01 per share, and 300,000,000 shall be Common Shares, par value $.001 per share, and the designation, preferences, limitations and relative rights of the shares of each class are as set forth below.

Section 2.    Preferred Shares. Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series. The Board of Directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Section 3.     Common Shares.

A.The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors providing for the issuance of one or more series of the Preferred Shares.

B.    The holders of the Common Shares shall be entitled to one vote for each Common Share held by them of record at the time for determining the holders thereof entitled to vote.

ARTICLE IV.     Voting by Shareholders

Section 1.    Cumulative Voting. Cumulative voting shall not be allowed in the election of directors of the Corporation and every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has a right to vote.

Section 2.    Denial of Preemptive Rights. No shareholder of the Corporation shall by reasons of his holding shares of any class or series have any preemptive or preferential rights to purchase or subscribe to any shares of any class or series of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series now or hereafter to be authorized, whether or not the issuance of any such shares or notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant, and at such price as the Board of Directors, in its discretion, may fix; and the Board of Directors, if otherwise authorized by the provisions of these Articles of Incorporation, may issue shares of any class or series of the Corporation or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, without offering any such shares of any class or series either in whole or in part to the existing shareholders of any class or series.

Section 3.    Action by Written Consent. Any action required or permitted by the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

Section 4.     Quorum. The presence of one-third of the votes entitled to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter.

ARTICLE V.    Limitations on Director Liability. To the fullest extent permitted by the Colorado Business Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, so long as such director acted in good faith.

IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation as of this __ day of June 2017.

SRC ENERGY INC.

By:    ____________________
Name:    ____________________
Title:    ____________________

SRC ENERGY INC.
(LEGAL NAME SYNERGY RESOURCES CORPORATION)
1675 BROADWAY, SUITE 2600
DENVER, CO 80202

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
THE COMPANY NAME INC. - COMMON	
THE COMPANY NAME INC. - CLASS A	
THE COMPANY NAME INC. - CLASS B	
THE COMPANY NAME INC. - CLASS C	
THE COMPANY NAME INC. - CLASS D	
THE COMPANY NAME INC. - CLASS E	
THE COMPANY NAME INC. - CLASS F	
THE COMPANY NAME INC. - 401 K	

CONTROL # → 0000000000000000

SHARES
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

02 0000000000

1. Election of Directors

Nominees

01 Lynn A. Peterson 02 Jack N.Aydin 03 Daniel E. Kelly 04 Paul J. Korus 05 Raymond E. McElhaney

The Board of Directors recommends you vote FOR proposals 2 and 3.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000329572_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement, including a proxy card, are available at www.proxyvote.com

SRC ENERGY INC.
(whose legal name is Synergy Resources Corporation)
Annual Meeting of Shareholders
June 15, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lynn A. Peterson and Cathleen Osborn, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SRC ENERGY INC. (Legal name Synergy Resources Corporation) that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM, MST on June 15, 2017, at The Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations with respect to proposasls 1, 2 and 3 and in the discretion of the proxy holders with respect to any other matters properly brought before the meeting.

0000329572_2 R1.0.1.15

Continued and to be signed on reverse side